UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: June 1, 2010)

Gulf United Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52322	20-5893642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 22165
Houston, Texas 77227-2165
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (713) 942-6575

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities

Between May and June 2010, Gulf United Energy, Inc. (the “Company”) sold unsecured promissory notes have an aggregate principal amount of $2,250,000.  The Company issued an aggregate of 22,250,000 shares of its common stock to the investors purchasing the notes.  Additionally, the Company has agreed issue an aggregate of 40,000,000 shares of its common stock pursuant to existing agreements as described in Item 5.07 below, such disclosure being incorporated by reference into this Item 3.02.  The issuance of the shares of common stock as described in this Item 3.02 were made to accredited investors only in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933.  No sales commissions were paid in connection with these issuances.

Item 5.07  Submission of Matters to a Vote of Security Holders

A special meeting of the shareholders of the Company (“Special Meeting”) was held on June 1, 2010 at 3 Riverway, 18th Floor, Houston, Texas at 11:00 A.M. Central Time.  The required quorum for the transaction of business at the Special Meeting was a majority of the issued and outstanding shares of the Company’s common stock entitled to vote at the Special Meeting, whether present in person or represented by proxy.  The Company’s shareholders voted on four matters at the Special Meeting.  The affirmative vote of holders of a majority of the shares of Company common stock issued and outstanding and entitled to vote at the Special Meeting was required to approve (i) Proposal 1 to increase the authorized shares of common stock from 200,000,000 to 700,000,000, (ii) Proposal 2 to authorize up to 50,000,000 shares of blank check preferred stock, (iii) Proposal 3 to provide that the provisions of Nevada Revised Statutes §§ 78.378 to 78.3793 inclusive, are not applicable to the Company, and (iv) Proposal 4 to adopt the Company’s amended and restated articles of incorporation.  In addition, the Board of Directors sought the affirmative vote of the holders of a majority of “disinterested shares” voting on Proposal 1.  Disinterested shares means voting shares beneficially owned by any person who was not an interested shareholder or an affiliate or associate of an interested shareholder.  The interested shareholders were deemed to be James Askew, John B. Connally III, Ernest B. Miller IV, Rodeo Resources, LP, and any director or officer of the Company.  Abstentions and broker non-votes were not counted as having been voted on Proposals 1, 2, 3, and 4, and had the effect of voting against the Proposals.  Each of Proposals 1, 2, 3, and 4 were approved pursuant to the following final voting results:

Proposal 1

To approve the proposal to amend the Company’s articles of incorporation to increase the authorized shares of Company common stock from 200,000,000 to 700,000,000.

FOR	AGAINST	ABSTAIN
125,703,029	1,285,000	0

Proposal 2

To approve the proposal to amend the Company’s articles of incorporation to authorize up to 50,000,000 shares of Blank Check Preferred Stock.

FOR	AGAINST	ABSTAIN
125,703,029	1,285,000	0

Proposal 3

To approve the proposal to amend the Company’s articles of incorporation to provide that the provisions of Nevada Revised Statutes §§ 78.378 to 78.3793 inclusive, are not applicable to the Company.

FOR	AGAINST	ABSTAIN
125,703,029	1,285,000	0

Proposal 4

To approve the proposal to adopt the Company’s Amended and Restated Articles of Incorporation.

FOR	AGAINST	ABSTAIN
125,703,029	35,000	1,250,000

As a result of the approval of Proposal 1 by the holders of a majority of the shares of Company common stock issued and outstanding and entitled to vote and by the holders of a majority of “disinterested shares,” the Company will issue (i) an aggregate of 20,000,000 shares of common stock pursuant to that certain assignment agreement, dated March 12, 2010, by and between the Company, James M. Askew, John B. Connally III, Ernest B. Miller IV, and Rodeo Resources, LP, pursuant to which the Company acquired the right to enter into a participation agreement with Uplands Oil and Gas, LLC Sucursal del Peru to acquire certain working interests in Block XXIV Peru and the Peru TEA and (ii) an aggregate of 20,000,000 shares of common stock pursuant to that debt conversion agreement, dated March 12, 2010, pursuant to which Mr. Askew converted $400,000 of outstanding debt owed Mr. Askew into 40,000,000 shares of common stock (20,000,000 of which were issued in March 2010 and 20,000,000 of which were to be issued upon approval of Proposal 1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 3, 2010	GULF UNITED ENERGY, INC.

By: /S/ DON W.WILSON
Don Wilson, Chief Executive Officer